Exhibit 4.58

English Translation

No.: 2007 Nian Heng Yin Ning Jie Bao Zi Di 08-018 Hao

Maximum Guarantee Contract

Evergrowing Bank

Maximum Guarantee Contract

Important

The Guarantor is advised to read carefully the entire text of this Contract. Please do not hesitate to contact the Creditor for explanation to any questions that arise.

Guarantor: China Electric Equipment Group Co., Ltd.

Legal Address: 123 West Focheng Road, Jiangning Economic & Technical

Development Zone, Jiangning, Nanjing	Legal Representative:	Lu Tingxiu

Correspondence Address:	Postcode: 211100

Tel.: 025-83275395	Fax: 025-52095603

Creditor: Evergrowing Bank Nanjing Branch

Responsible Person: Yang Qiang

Correspondence Address: 188 Chang Jiang Road

Postcode: 210018

Tel.: 025-86827888	Fax: 025-86827555

WHEREAS, in order to ensure the repayment of all the indebtedness during the validity period of the guarantee line agreed hereunder by the Creditor and the Debtor, CEEG (Nanjing) PV-Tech Co., Ltd., the Guarantor is willing to provide the Creditor with the joint and several liability guarantee. To specify the responsibilities and stick to the prestige, and pursuant to the relevant laws and regulations of People’s Republic of China, the parties enter into this Contract for mutual compliance.

Article I Definition and Interpretation

Unless otherwise agreed herein,

1.	“The creditor’s right between the Creditor and the Debtor” shall include the creditor’s right (including the principal, interest, penalty interest, compound interest, default penalty, damages, expenses involved in the realization of the creditor’s right by the Creditor and etc.) formed under the loan in both domestic and foreign currencies, call loan, trade financing (issuance of letter of creditor, trust receipt, packing credit, bill purchased, collection bill purchased and bill advance), acceptance, discount, bills repurchase, guarantee and other financing business by the Creditor and the Debtor.

2.	“Validity period of the guarantee line” refers to an uninterrupted continuous period expressly agreed by the parties to specify the scope of the creditor’s right guaranteed hereunder. The indebtedness during such term, no matter whether the term of fulfillment of each indebtedness by the Debtor exceeds such term or not, the Guarantor shall undertake the joint and several guarantee liability of all the outstanding indebtedness under the maximum principal limit of its guarantee.

3.	“Principal” refers to the principal of the indebtedness arising from the business done by the Debtor, including but not limited to the principal of the loan in both domestic and foreign currencies, principal of the trade financing, sum of the bank acceptance bills, sum of the bills discounted, advance under the letter of credit, the principal of the indebtedness of which the Creditor has a guarantee for the Debtor and etc. that is payable by the Debtor.

4.	“Maximum principal limit of the guarantee” refers to the maximum principal limit expressly agreed by the parties to specify the scope of the creditor’s right guaranteed hereunder. Under such principal limit, regardless of the times and the sum of each time of the creditor’s right between the Creditor and the Debtor, the Guarantor shall undertake the joint and several guarantee liability of all the outstanding indebtedness (including the principal, interest, penalty interest, compound interest, default penalty, damages, expenses involved in the realization of the creditor’s right by the Creditor and etc.) under the maximum principal limit of such guarantee.

5.	“Expenses involved in the realization of the creditor’s right by the Creditor” shall include but not limited to collection cost, litigation cost (or arbitration cost), property insurance fee, enforcement cost, attorney’s fee, case handling cost, announcement cost, evaluation cost, auction cost and etc.

6.	The Creditor shall control the outstanding amount of the Creditor’s right. This outstanding amount refers to the total sum of the outstanding Creditor’s right against the Debtor arising during the validity period of the guarantee line, including the outstanding amount both undue and due but not paid off.

(1)	The outstanding amount undue refers to the outstanding indebtedness to be paid off that is formed before the expiration of the term of fulfillment of the indebtedness.

(2)	The outstanding amount due but not paid off refers to the outstanding indebtedness that is not paid off by the Debtor and the Guarantor upon the expiration of the term of fulfillment of the indebtedness.

7.	“Main Contract” refers to the contracts entered into by and between the Creditor and the Debtor during the validity period of the guarantee line stipulating in detail the sum of each indebtedness, term of fulfillment of such indebtedness and the rights and obligations thereunder.

Article II Creditor’s Right to be Secured

The creditor’s right to be secured hereunder is all the creditor’s rights arising during the validity period of the guarantee line between the Creditor and the Debtor under the maximum principal limit of the guarantee.

Article III Validity period of the Guarantee Line

I.	The validity period of the guarantee line shall commence from November 1, 2007 and end on November 1, 2008.

II.	The date of the indebtedness guaranteed hereunder shall be within the validity period of the guarantee line but the maturity date of each indebtedness may exceed the maturity date of the validity period of the guarantee line, i.e. no matter whether the maturity date of each indebtedness of the Debtor exceeds the maturity date of the validity period of the guarantee line or not, the Guarantor shall undertake the joint and several guarantee liability of the guaranteed creditor’s right.

Article IV Maximum Principal Limit of the Guarantee

I.	The maximum principal limit of the guarantee hereunder is (currency: RMB) seventy million.

II.	Within such maximum principal limit, regardless of the times and the sum of each time of the creditor’s right between the Creditor and the Debtor, the Guarantor shall undertake the joint and several guarantee liability of all the outstanding indebtedness (including the principal, interest, penalty interest, compound interest, default penalty, damages, expenses involved in the realization of the creditor’s right by the Creditor and etc.) under such maximum principal limit.

Article V Form of Guarantee

The guarantor shall undertake the joint and several guarantee liability hereunder. In the event the Debtor, for whatever reason, fails to pay the due and payable indebtedness pursuant to the Main Contract (including the indebtedness withdrawn earlier by the Creditor for any breach by the Debtor or the Guarantor), the Guarantor shall undertake the joint and several guarantee liability pursuant to this Contract.

Article VI Scope of Guarantee

The scope of guarantee hereunder shall be all the outstanding creditor’s right (including the principal, interest, penalty interest, compound interest, default penalty, damages, expenses involved in the realization of the creditor’s right by the Creditor and etc.) arising during the validity period of the guarantee line under the maximum principal limit of the guarantee.

Article VII Term of Guarantee

(1)	The term of guarantee of each indebtedness hereunder shall be two years, commencing from the expiration date of the term of fulfillment of each main indebtedness.

(2)	In the event the financing under a certain Main Contract is to be matured in batches or in installments, the term of guarantee of each batch or each installment shall be two years, commencing from the expiration date of the term of fulfillment of each batch or installment of the main indebtedness.

(3)	In the event the Creditor withdraw the indebtedness earlier, it shall be deemed that the term of fulfillment of the main indebtedness is expired earlier and the term of guarantee of such indebtedness shall be earlier accordingly.

The expiration date of the term of fulfillment of the indebtedness under issuing the bank acceptance bill, issuing the letter of credit and issuing the letter of guarantee shall be the date of advance by the Creditor.

In the event the Creditor declares the pre-maturity of the main indebtedness, the expiration date of the term of fulfillment of the indebtedness shall be the date of pre-maturity declared by the Creditor.

Article VIII Payment upon Claim

The indebtedness of the Guarantor hereunder shall be payment upon claim, i.e. if the Creditor submit to the Guarantor a indebtedness collection notification indicating the guarantee contract number and the outstanding indebtedness, the Guarantor shall immediately fulfill the obligation of repayment upon receiving such notification.

Article IX Statements and Warranties

I.	Statements by the Guarantor

1.	The commitment of guarantee by the Guarantor hereunder shall be valid for all the indebtedness within the validity period of the guarantee line and the maximum principal limit. The Guarantor will not proceed the guarantee formalities every time unless requested by the Creditor.

2.	The Guarantor hereby irrevocably authorizes the Creditor to deduct, without any legal procedure, the amount from any of the Guarantor’s accounts with any of the Creditor’s organizations to repay the indebtedness and other expenses that shall be undertaken by the Guarantor.

3.	The Guarantor has not concealed any of the following event happened or to happen that may cause the Creditor not to accept it as a Guarantor:

(1)	The Guarantor or its main officer is involved in material violation of discipline or law or in any event of claim of compensation;

(2)	Pending litigation or arbitration event;

(3)	Any kind of indebtedness undertaken by the Guarantor or it is in debt or any guarantee or mortgage (pledge) security of the Guarantor;

(4)	Any event of default by the Guarantor under any other contracts;

(5)	Other condition that may affect the financial status or guarantee ability of the Guarantor.

4.	The documents, materials, statements and vouchers provided by the Guarantor to the Creditor shall be authentic and effective.

5.	The Guarantor understands clearly the business scope and authorization limitation of the Creditor.

6.	The Guarantor has fully read all the articles hereunder. As per the Guarantor’s request, the Creditor has made corresponding article explanations regarding this Contract. The Guarantor has completely known and fully understood the meaning of the articles hereunder and the corresponding legal consequences.

7.	The Guarantor is entitled to enter into this Contract.

II.	Warranties by the Guarantor:

1.	Within the validity period of this Contract, the Guarantor will not transfer its assets in any way, waive or negatively fulfill the creditor’s right or impair the Creditor’s interest or get rid of the indebtedness by any other means.

2.	In the event the Debtor is claimed of repayment by the Guarantor and simultaneously requested by the Creditor of any payment under the Main Contract, the Guarantor agrees that the Debtor shall give priority to the repayment of the indebtedness owed to the Creditor.

3.	In the event the Debtor and the Guarantor have entered into or are going to enter into a counter guarantee contract regarding the guarantee liability hereunder, such counter guarantee contract shall not, legally or actually, impair any of the Creditor’s right hereunder.

4.	Before completing the fulfillment of all the obligations hereunder, the Guarantor shall notify the Creditor in writing in advance if it changes of its property right or adjusts its operating procedure (including but not limited to entering into joint venture or cooperation contract with foreign investors or investors from Hong Kong, Macao or Taiwan; cancellation of registration, closed, stopping production, transferring production or change; scission, merging, acquiring or to be acquired; restructuring, building or rebuilding into a stock company or investment company; becoming a shareholder of or invest in a stock company by its fixed assets such as premises, machinery, equipment and etc. or its intangible assets such as the trademark, patent, know-how, land use right and etc.; conducting transactions of property right or operating right by leasing, contracting, pooling, trusteeship and etc.; conducting any other organizational changes or changing the nature of business).

5.	Before completing the fulfillment of the obligations hereunder, if the Creditor requires to add or change the form and subject of the guarantee, the Guarantor warrants that it will provide the new form and subject of the guarantee that is accepted by the Creditor.

6.	The Guarantor warrants that it will notify the Creditor in writing immediately upon any event of default hereunder or under any contracts, guarantee contracts or other contracts entered into with any department or organization of the Creditor, other banks or non banking financial institutions or entities.

7.	If the Guarantor wants to establish, change or cancel any registration with the state administration of industry and commerce or other relevant government departments, it will notify the Creditor prior to the application and immediately send the relevant registration copies to the Creditor after the registration.

Article X Change of the Main Contract Guaranteed

The Guarantor confirms that the change of the Main Contract agreed by the Creditor and the Debtor shall be deemed that the prior consent of the Guarantor has already been obtained and shall not notify the Guarantor. The guarantee liability of the Guarantor shall not be released thereby.

Article XI Liability of Breach

I.	Any of the following shall constitute breach by the Guarantor:

1.	The Guarantor fails to fulfill the statements and warranties of Article IX hereunder;

2.	The Guarantor’s credit status deteriorated, or other events that will reduce its guarantee ability occurs;

3.	The Guarantor breaches any other obligations stipulated hereunder.

II.	If the Guarantor breaches the Contract, the Creditor is entitled to take one or more of the following measures, and the Guarantor hereby irrevocably authorizes the Creditor to take the measure under Section 7 of this article without any legal procedure:

1.	Set up a time limit to cure the breach;

2.	Require the Guarantor to provide a new sufficient and effective guarantee;

3.	Declare the pre-maturity of the term of fulfillment of the main indebtedness and require the Guarantor to undertake the joint and several guarantee liability immediately;

4.	Require the Guarantor to pay a default penalty at percent of the maximum principal limit of the guarantee;

5.	Require the Guarantor to compensate the losses that can not be covered by the amount of the default penalty;

6.	Legally repeal the conduct by the Guarantor that impairs the Creditor’s interest;

7.	Deduct the amount of any account of the Guarantor to repay the indebtedness within the scope of the guarantee;

8.	Legally ask the Guarantor to undertake the joint and several guarantee liability, responsibility of breach and the relevant responsibility of compensation of the indebtedness within the scope of guarantee.

Article XII Independence of the Force of the Contract

The force of this Contract shall be independent from the Main Contract. All or part of the Main Contract being invalid shall not affect the validity of this Contract. If the Main Contract is deemed as invalid, the Guarantor shall still undertake, according to this Contract, the joint and several guarantee liability of the indebtedness formed under the returning of properties or compensation of damages by the Debtor.

Article XIII Notification

I.	Any notification or other communications hereunder shall be made in writing and sent to the other party according to the address or other contact methods set forth herein.

II.	If the above contact methods of any party hereof is changed, such party shall immediately notify the other party.

III.	Any notification or communications sent according to the above addresses (if the address is changed, according to the changed address) shall be deemed as delivered on the following dates:

(1)	If by mail, it shall be 5 working days after it is sent by registered mail;

(2)	If by courier, it shall be 3 working days after it is sent;

(3)	If by fax, if shall be the date sent;

(4)	If it is sent in person, it shall be the date the addressee signs and accepts.

Article XIV Dispute Resolution

The laws of the People’s Republic of China shall be applicable to the execution, enforcement, interpretation, performance and resolution of dispute of this Contract.

Any dispute arising from the performance of this Contract shall be resolved through consultation; if it can not be resolved through consultation, it shall be resolved in accordance with the first of the following options:

1.	Legal action at the court of jurisdiction over the area where the Creditor is located; or

2.	Application for arbitration with / Arbitration Commission in accordance with their arbitration rules effective at the date of application. The award of the arbitration is final and shall be binding on both parties.

During the course of action or arbitration, the articles of this Contract that are not involved in the dispute shall continue to be performed.

Article XV Effectiveness

I.	This Contract shall come into effect upon the date this Contract is signed or sealed by both parties involved.

II.	After the effectiveness, the Main Contracts entered into by the Creditor and the above Debtor shall not be confirmed every time by the Guarantor unless the Creditor requests.

Article XVI Text of the Contract

This Contract is executed in four counterparts, one for each Party to this Contract and                     .

Article XVII Miscellaneous

I.	During the time limit agreed in Section I of Article III herein, if the series of contracts, agreements and other legal documents entered into by and between the Creditor and the Debtor to form the debtor-creditor relationship are not secured by the guarantee of this Contract, it shall be specified in the relevant contracts, agreements and other legal documents.

II.	In the event the Guarantor agrees that during the validity period of the guarantee line, the trade acceptance bill accepted or endorsed by the Debtor may be discounted (including rediscount) by the Creditor through a holder of such bill, the discount agreement by and between the holder and the Creditor shall be deemed as the Main Contract guaranteed hereby and within the scope of guarantee hereof. The Guarantor agrees to undertake the joint and several guarantee liability according to the stipulations hereunder.

III.	The application for letter of credit (i.e. the IRREVOCABLE DOCUMENTARY CREDIT APPLICATION) submitted by the Debtor to the Creditor within the validity period of the guarantee line and the letter of credit issued thereunder and the Main Contract amended into this Contract shall be within the scope of guarantee hereof. The Guarantor agrees to undertake the joint and several guarantee liability according to the stipulations hereunder.

IV.	The Guarantor undertakes that when the Debtor fails to fulfill the obligation as agreed, no matter whether the Creditor has other security (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of creditor and other method of security) for the creditor’s right under the Main Contract or not, the Creditor is entitled to require the Guarantor directly to undertake all the guarantee liabilities hereunder without first exercise other security rights.

Article XVIII Other Matters Agreed

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The Guarantor has read through the above articles and the Creditor has made corresponding explanations as per the Guarantor’s request. The Guarantor has no objection about the content.

Guarantor (Seal):	Creditor (Seal):

China Electric Equipment Group Co., Ltd. (Seal)	Evergrowing Bank, Nanjing Branch (Seal)

Legal Representative (Responsible Person) or Authorized Representative	Responsible Person or Authorized Representative
(Signature or Seal)	(Signature or Seal)
Lu Tingxiu (Seal)	Yang Qiang (Seal)

Date Signed: November 1, 2007	Date Signed: November 1, 2007